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                                                                  EXHIBIT 8


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                                                                  EXHIBIT 8


                 [Letterhead of Wachtell, Lipton, Rosen & Katz]

                              [Form of Tax Opinion]




                                              , 1999
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Fleet Financial Group, Inc.
One Federal Street
Boston, Massachusetts  02110

Ladies/Gentlemen:

         We have acted as special counsel to Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), in connection with the proposed merger (the "Merger") of BankBoston Corporation, a Massachusetts corporation ("BankBoston"), with and into Fleet, pursuant to the Agreement and Plan of Merger, dated as of March 14, 1999, by and between BankBoston and Fleet (the "Merger Agreement"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion pursuant to Item 601(b)(8) of Regulation S-K.

         For purposes of the opinion set forth below, we have relied, with the consent of BankBoston and the consent of Fleet, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of BankBoston and Fleet dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time. With respect to the certificates described in the immediately preceding sentence, we have relied only on factual statements and representations contained therein and, to the extent that such certificates also contain legal conclusions, we have not relied upon such conclusions. We have also relied upon the accuracy of the Registration Statement and the Joint Proxy Statement-Prospectus of BankBoston and Fleet (the "Joint Proxy Statement-Prospectus")


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Fleet Financial Group, Inc.
              , 1999
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Page 2

included therein. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement-Prospectus or the appendices thereto (including the Merger Agreement).

         We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement-Prospectus.

         Based upon and subject to the foregoing, it is our opinion that, under currently applicable United States federal income tax law, the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and, accordingly:

         1. Neither Fleet nor BankBoston will recognize any gain or loss as a result of the Merger;

         2. BankBoston stockholders who exchange all of their BankBoston Common Stock solely for Fleet Common Stock pursuant to the Merger will recognize no gain or loss (except with respect to cash received in lieu of a fractional share interest in Fleet Common Stock);

         3. The aggregate tax basis of the shares of Fleet Common Stock received by BankBoston stockholders (including fractional shares deemed received and redeemed) will equal the aggregate tax basis of the shares of BankBoston Common Stock surrendered in exchange for that Fleet Common Stock; and

         4. The holding period of a share of Fleet Common Stock received in the Merger (including a fractional share deemed received and redeemed) will include the holder's holding period in the BankBoston Common Stock surrendered in exchange for that Fleet Common Stock.

         5. Cash received by a BankBoston stockholder in lieu of a fractional share interest in Fleet Common Stock will be treated as received in redemption of the fractional share interest, and a BankBoston stockholder will recognize capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of BankBoston Common Stock allocable to that fractional share interest, if the deemed redemption meaningfully reduces the BankBoston stockholder's interest in Fleet, taking into account the constructive ownership rules of the Code. This capital gain or loss will be a long-term capital gain or loss if the holding period for that share of BankBoston Common Stock is greater than one year at the effective time. A common stockholder that owns an extremely small percentage of the stock of BankBoston, exercises no control over the affairs of Fleet or BankBoston, and does not actually or constructively own any


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Fleet Financial Group, Inc.
              , 1999
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shares of Fleet stock other than those received in the Merger, will be treated as experiencing a meaningful reduction in interest.

         We express no opinion as to the United States federal income tax consequences of the Merger to stockholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who do not hold their shares of BankBoston Common Stock as capital assets, holders who acquired their shares of BankBoston Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold BankBoston Common Stock as part of a "hedge," "straddle" or "conversion transaction"). In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "THE MERGER -- Certain Federal Income Tax Consequences" and elsewhere in the Joint Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                  Very truly yours,